As filed with the Securities and Exchange Commission on February 22, 2019

Registration No. ____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BALL CORPORATION

(Exact name of Registrant as specified in its charter)

Indiana	35-0160610
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

10 Longs Peak Drive, Broomfield, Colorado 80021-2510

(Address of principal executive offices)

BALL CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

CT Corporation System, 1675 Broadway, Suite 1200, Denver, Colorado 80202

(Name and address of agent for service)

(303) 629-2500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated ﬁler, an accelerated ﬁler, a non-accelerated ﬁler, a smaller reporting company or an emerging growth company. See the deﬁnitions of "large accelerated ﬁler," "accelerated ﬁler," "smaller reporting company," and "emerging growth company" in Rule 12b‑2 of the Exchange Act. (Check one):

Large accelerated ﬁler ☑		Accelerated ﬁler ☐
Non-accelerated ﬁler ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price**	Amount of Registration Fee**
Common Stock (without par value) (Including Preferred Stock Purchase Rights)	3,100,000 shares	$54.095	$167,694,500	$20,324.57

(*)     Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933 based upon the average of high and low reported sales prices of the Registrant's Common Stock, without par value, as reported by the New York Stock Exchange Composite Transactions Tape on February 19, 2019.

(**)   The registration fee has been calculated pursuant to Section 6(b) of the Securities Act.

PART I

INFORMATION REQUIRED IN SECTION 10(a) OF THE PROSPECTUS

Item 1.         Plan Information*

Not required to be filed with this registration statement.

Item 2.         Registrant Information and Employee Plan Annual Information*

Not required to be filed with this registration statement.

*    The information specified in Part I of Form S‑8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "SEC") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

Ball Corporation (the "Registrant," "Company" or "Corporation") hereby incorporates the following documents herein by reference:

(a)     The Annual Report on Form 10-K of the Registrant for the year ended December 31, 2018.

(b)     All reports of the Registrant filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Securities Exchange Act") since December 31, 2018.

(c)     The Company's Notice of the 2018 Annual Meeting of Shareholders and Proxy Statement dated March 14, 2018, issued in connection with the Annual Meeting of Shareholders on April 25, 2018.

(d)     The description of the Company's Common Stock in the section entitled "Description of Capital Stock" contained in the Company's S‑3 Registration Statement (No. 333‑208235) dated and filed on November 27, 2015.

(e)     The Company's Reports on Form 8‑K dated January 31, 2019, and furnished to the Securities and Exchange Commission on January 31, 2019, and, the Company's Report on Form 8‑K dated and filed on February 11, 2019.

(f)      All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.         Description of Securities

Not applicable.

Item 5.         Interests of Named Experts and Counsel

Robert W. McClelland, Associate General Counsel, Ball Corporation, whose legal opinion is attached hereto as Exhibit 5.1, is eligible to participate in the Ball Corporation Employee Stock Purchase Plan.

Item 6.         Indemnification of Directors and Officers

Section 23-1-37-8 of the Indiana Business Corporation Law provides as follows:

(a)     A corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

(1)    The individual's conduct was in good faith; and

(2)    The individual believed:

(A)    In the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests; and

(B)    In all other cases, that the individual's conduct was at least not opposed to its best interests; and

(3)    In the case of any criminal proceeding, the individual either:

(A)    Had reasonable cause to believe the individual's conduct was lawful; or

(B)    Had no reasonable cause to believe the individual's conduct was unlawful.

(b)     A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(B).

(c)     The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

Section B of Article XII of the Company's Amended Articles of Incorporation provides as follows:

Indemnification of directors, officers and employees shall be as follows:

1.      The Corporation shall indemnify each person who is or was a director, officer or employee of the Corporation, or of any other corporation, partnership, joint venture, trust or other enterprise which he is serving or served in any capacity at the request of the Corporation, against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, actions, suit or proceeding (whether actual or threatened, brought by or in the right of the Corporation or such other corporation, partnership, joint venture, trust or other enterprise, or otherwise, civil, criminal, administrative, investigative, or in connection with an appeal relating thereto), in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of the Corporation or of such other corporation, partnership, joint venture, trust or other enterprise or by reason of any past or future action taken or not taken in his capacity as such director, officer or employee, whether or not he continues to be such at the time such liability or expense is incurred, provided that such person acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation or such other corporation, partnership, joint venture, trust or other enterprise, as the case may be, and, in addition, in any criminal action or proceedings, had no reasonable cause to believe that his conduct was unlawful. Notwithstanding the foregoing, there shall be no indemnification (a) as to amounts paid or payable to the Corporation or such other corporation, partnership, joint venture, trust or other enterprise, as the case may be, for or based upon the director, officer or employee having gained in fact any personal profit or advantage to which he was not legally entitled; (b) as to amounts paid or payable to the Corporation for an accounting of profits in fact made from the purchase or sale of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law; or (c) with respect to matters as to which indemnification would be in contravention of the laws of the State of Indiana or of the United States of America, whether as a matter of public policy or pursuant to statutory provisions.

2.      Any such director, officer or employee who has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of the character described herein shall be entitled to indemnification as of right, except to the extent he has otherwise been indemnified. Except as provided in the preceding sentence, any indemnification hereunder shall be granted by the Corporation, but only if (a) the Board of Directors, acting by a quorum consisting of directors who are not parties to or who have been wholly successful with respect to such claim, action, suit or proceeding, shall find that the director, officer or employee has met the applicable standards of conduct set forth in paragraph 1 of this Section B of Article XII; or (b) outside legal counsel engaged by the Corporation (who may be regular counsel of the Corporation) shall deliver to the corporation its written opinion that such director, officer or employee has met such applicable standards of conduct; or (c) a court of competent jurisdiction has determined that such director, officer or employee has met such standards, in an action brought either by the Corporation, or by the director, officer or employee seeking indemnification, applying de novo such applicable standards of conduct. The termination of any claim, action, suit or proceeding, civil or criminal, by judgment, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the applicable standards of conduct set forth in paragraph 1 of this Section B of Article XII.

3.      As used in this Section B of Article XII, the term "liability" shall mean amounts paid in settlement or in satisfaction of judgments or fines or penalties, and the term "expense" shall include, but shall not be limited to, attorneys' fees and disbursements, incurred in connection with the claim, action, suit or proceeding. The Corporation may advance expenses to, or where appropriate may at its option and expense undertake the defense of, any such director, officer or employee upon receipt of an undertaking by or on behalf of such person to repay such expenses if it should ultimately be determined that the person is not entitled to indemnification under this Section B of Article XII.

4.      The provisions of this Section B of Article XII shall be applicable to claims, actions, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof. If several claims, issues or matters of action are involved, any such director, officer or employee may be entitled to indemnification as to some matters even though he is not so entitled as to others. The rights of indemnification provided hereunder shall be in addition to any rights to which any director, officer or employee concerned may otherwise be entitled by contract or as a matter of law, and shall inure to the benefit of the heirs, executors and administrators of any such director, officer or employee.

In addition, the Company has purchased and maintains insurance, as permitted by Indiana law, on behalf of its directors and officers against certain losses that may arise out of their employment and which are recoverable under the indemnification provisions of Ball Corporation's Amended Articles of Incorporation.

Item 7.         Exemption from Registration Claimed

Not applicable.

Item 8.         Exhibits

3.1     Amended Articles of Incorporation revised June 26, 2015 (filed by incorporation by reference to Exhibit 3 of the Annual Report on Form 10‑K for the year ended December 31, 2015) filed February 16, 2016.

3.2     Bylaws of Registrant, as amended on October 24, 2017 (filed as an Exhibit to Registrant's 10-K on February 22, 2019, and incorporated herein by reference).

4.1     Ball Corporation Employee Stock Purchase Plan.

5.1     Opinion of Robert W. McClelland as to the legality of the securities being registered.

23.1   Consent of Robert W. McClelland (included in the opinion filed as Exhibit 5.1).

23.2    Consent of PricewaterhouseCoopers LLP

24.     Powers of Attorney

Item 9.         Undertakings

A.      The undersigned Registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.     To include any prospectus required by Section 10(a)(3) of the Securities Act;

b.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

c.       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs A.1.a. and A.1.b. of this section do not apply if the registration statement is on Form S‑8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act or 1934 that are incorporated by reference in the registration statement.

2.      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Broomfield, state of Colorado, on the 22nd day of February 2019.

BALL CORPORATION
(Registrant)

By:	/s/ John A. Hayes
John A. Hayes
Chairman, President & Chief Executive Officer
February 22, 2019

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

(1)	Principal Executive Officer:

	/s/ John A. Hayes		Chairman, President & Chief Executive Officer
	John A. Hayes		February 22, 2019

(2)	Principal Financial Officer:

	/s/ Scott C. Morrison		Senior Vice President & Chief Financial Officer
	Scott C. Morrison		February 22, 2019

(3)	Principal Accounting Officer:

	/s/ Nate Carey		Vice President & Controller
	Nate Carey		February 22, 2019

(4)	A Majority of the Board of Directors:

	/s/ Robert W. Alspaugh	*	Director
	Robert W. Alspaugh		February 22, 2019

	/s/ John A. Bryant	*	Director
	John A. Bryant		February 22, 2019

	/s/ Michael J. Cave	*	Director
	Michael J. Cave		February 22, 2019

	/s/ John A. Hayes	*	Chairman of the Board and Director
	John A. Hayes		February 22, 2019

	/s/ Daniel J. Heinrich	*	Director
	Daniel J. Heinrich		February 22, 2019

	/s/ Pedro H. Mariani	*	Director
	Pedro H. Mariani		February 22, 2019

/s/ Georgia R. Nelson	*	Director
Georgia R. Nelson		February 22, 2019

/s/ Cynthia A. Niekamp	*	Director
Cynthia A. Niekamp		February 22, 2019

/s/ Cathy D. Ross	*	Director
Cathy D. Ross		February 22, 2019

/s/ Theodore M. Solso	*	Director
Theodore M. Solso		February 22, 2019

/s/ Stuart A. Taylor II	*	Director
Stuart A. Taylor II		February 22, 2019

*    By John A. Hayes as Attorney-in-Fact pursuant to a Limited Power of Attorney executed by the directors listed above, which Power of Attorney has been filed with the Securities and Exchange Commission.

BALL CORPORATION
(Registrant)

By:	/s/ John A. Hayes
John A. Hayes
As Attorney-in-Fact
February 22, 2019

EXHIBIT INDEX

Exhibit
Number	Description

3.1

Amended Articles of Incorporation revised June 26, 2015 (filed by incorporation by reference to Exhibit 3 of the Annual Report on Form 10-K for the year ended December 31, 2015) filed February 16, 2016..

3.2	Bylaws of Registrant, as amended on August 4, 2016 (filed as an Exhibit to Registrant's 10‑K on February 22, 2019, and incorporated herein by reference).

4.1	Ball Corporation Employee Stock Purchase Plan.

5.1	Opinion of Robert W. McClelland as to the legality of the securities being registered.

23.1	Consent of Robert W. McClelland (included in the opinion filed as Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP

24.	Powers of Attorney